Exhibit 3.18

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MILLER EXPLORATION COMPANY
a Delaware corporation

Miller Exploration Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.                                      That this corporation was originally incorporated on November 10, 1997 under the name MILLER EXPLORATION COMPANY pursuant to the DGCL.

2.                                      Pursuant to Section 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.                                      The text of the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Miller Exploration Company (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware, County of New Castle is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in, carry on and conduct any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 100 shares of common stock, par value $0.01 per share (“Common Stock”).

FIFTH: Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders of the Corporation. Cumulative voting of shares of Common Stock is prohibited. Shares of Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine.  In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the assets of the

Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each.

SIXTH: The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. Each director shall hold office for the full term for which such director is elected and until such director’s successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the Corporation of the power, nor limit their power to adopt, amend or repeal the Bylaws of the Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, supplemented, or replaced, or (d) for any transaction from which such director derived an improper personal benefit.

If the DGCL is amended, supplemented, or replaced after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by such law.

Any repeal or modification of this Article EIGHTH shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

(Remainder of Page Intentionally Left Blank)

I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this certificate is my act and deed.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of this corporation this 8th day of March, 2004.

/s/ Michael G. Long
Michael G. Long, Senior Vice President and
Chief Financial Officer